Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-222310 of our report dated November 15, 2017, relating to the financial statements of Omaha Topco Ltd (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the lack of comparability of Predecessor and Successor financial information due to a different cost basis), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 11, 2018